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                                                                     EXHIBIT 4.3


                              CERTIFICATE OF TRUST

                                       0F

                             ORION CAPITAL TRUST I

                 This certificate of trust of Orion Capital Trust I (the "Trust"), dated as of January 3, 1997, is being duly executed and filed by the undersigned, as Delaware trustee, to create a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).

                 1. Name: The name of the business trust being created hereby is Orion Capital Trust I.

                 2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are as follows:

                          Delaware Trust Capital Management, Inc.
                          900 Market Street
                          Wilmington, Delaware  19801

                          Attention:  Corporate Trust Department
                                      Second Floor
                                      5-4-82-12

                 3. Effective Date. This Certificate of Trust shall be effective as of its filing.

                 IN WITNESS WHEREOF, the undersigned, being the Delaware trustee of the Trust, has executed this Certificate of Trust as of the date first above written.

                                  DELAWARE TRUST CAPITAL
                                  MANAGEMENT, INC.
                                  Not in its individual capacity
                                  but solely as Delaware Trustee

                                  By: /s/ Richard N. Smith
                                      --------------------------------
                                        Richard N. Smith
                                        Vice President